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                                                                   EXHIBIT 10(c)


                              AMENDED AND RESTATED
                             SUPPLEMENTAL RETIREMENT
                                    AGREEMENT

         THIS AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT (this "Agreement") is made and entered into as of this 1st day of January 2002 by and between Banknorth Group, Inc. (formerly known as Peoples Heritage Financial Group, Inc.), its subsidiaries and affiliates (collectively, the "Corporation"), and William J. Ryan (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Corporation and the Executive are parties to a certain Supplemental Retirement Agreement dated as of January 1, 1996, as amended by a First Amendment to Supplemental Retirement Agreement dated March 27, 2001 (as so amended, the "Prior Agreement");

         WHEREAS, the Corporation and the Executive wish to amend and restate the Prior Agreement in its entirety as hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Executive hereby agree, and amend and restate the Prior Agreement in its entirety, as follows:
                                   ARTICLE ONE

SECTION 1. EMPLOYMENT. This Agreement is not an agreement of employment and nothing herein shall be deemed to confer on the Executive any right to continued employment with the Corporation or limit in any way the right of the Corporation to terminate such employment. The


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benefits provided under this Agreement are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase.

                                   ARTICLE TWO

SECTION 2.1. NORMAL RETIREMENT BENEFITS. If the Executive continues in employment with the Corporation until his sixty-fifth (65th) birthday (the "Normal Retirement Date"), he shall be entitled to a retirement benefit (the "Normal Retirement Benefit") commencing on the first day of the month next following his actual retirement (the "Commencement Date") and continuing for fifteen (15) years certain (the "Payment Period"), payable monthly in the annual amount of sixty-five percent (65%) of his Benefit Computation Base (defined in
Section 2.2), multiplied by a fraction, not to exceed one (1), the numerator of which is the actual number of months of the Executive's employment with the Corporation (including partial months for month of hire and month of termination) plus sixty-six (66) and the denominator of which is three hundred
(300) months, and reduced by:

         (1) fifty percent (50%) of the Executive's Primary Social Security retirement benefit estimated as of the Normal Retirement Date based on the Social Security retirement benefit formula assuming level future earnings based on his Benefit Computation Base in effect on the date of termination of the Executive's employment with the Corporation;

         (2) the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, from the tax-qualified defined benefit pension plan maintained by the Corporation (such plan, as it may hereafter be amended, restated, otherwise modified or replaced, is hereinafter referred to as the "Pension Plan");

         (3) the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, which is the actuarial equivalent


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         (determined as described below) at the date of determination of the
         Normal Retirement Benefit, of that portion of the Executive's account balances attributable to contributions by the Corporation to any and all qualified defined contribution plans maintained by the Corporation; and

         (4) the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, attributable to contributions by the Corporation (but not any amounts attributable to deferrals or contributions by the Executive) from any other qualified or non-qualified retirement plan or agreement maintained or entered into by the Corporation.

Whenever an "actuarial equivalent" is required to be determined under this Agreement, such actuarial equivalent shall be determined in the manner provided for determining actuarial equivalents under the Pension Plan; provided however that such manner of determination shall be no less favorable to the Executive than that prescribed for determining actuarial equivalents under the Pension Plan as in effect on the date of this Agreement.

SECTION 2.2 BENEFIT COMPUTATION BASE. The Executive's Benefit Computation Base for purposes of Section 2.1 shall be the average of the Executive's compensation from the Corporation for the five (5) consecutive calendar years during the ten
(10) years preceding the Executive's termination of employment with the Corporation in which such compensation is the highest (excluding all years of the Executive's employment by the Corporation after the year in which the Normal Retirement Date occurs). For the purposes of this Agreement, compensation shall mean the amount actually paid or made available to the Executive during a calendar year as remuneration of a kind or nature reported by the Corporation on the Executive's W-2. Compensation shall also include annual bonuses, any contributions made on behalf of the


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Executive by the Corporation pursuant to a salary reduction agreement under
Internal Revenue Code Sections 125, 129 and/or 401(k), and any and all other amounts that would have been reportable by the Corporation on the Executive's W-2 but for deferral of payment of such amounts under any agreement or plan or program (other than the Pension Plan), including any voluntary deferrals and any deferrals required or mandated by the terms of any agreement or plan or program of the Corporation or action of its Board of Directors. Compensation shall not include any amounts available to the Executive pursuant to any Stock Option, Stock Appreciation Right, or Senior Management Long Term Incentive Plans of the Corporation.

SECTION 2.3 ACCRUED BENEFIT. The term "Accrued Benefit" shall mean the Normal Retirement Benefit (before applying the offsets in clauses (1), (2), (3), and
(4) of Section 2.1 above) to which the Executive would be entitled under Section
2.1 commencing at the Normal Retirement Date assuming continuation of the Executive's employment with the Corporation until the Normal Retirement Date based on the Benefit Computation Base on the date the Accrued Benefit is determined, multiplied by a fraction not to exceed one (1), the numerator of which is the actual number of months of the Executive's employment with the Corporation (including partial months for month of hire and month of termination) plus sixty-six (66) and the denominator of which is three hundred
(300) months, and reduced by:

         (1) fifty percent (50%) of the Executive's Primary Social Security retirement benefit estimated as of the Normal Retirement Date based on the Social Security retirement benefit formulas assuming level future earnings based on his Benefit Computation Base in effect on the date of termination of the Executive;

         (2) the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, from the Pension Plan;


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         (3) the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, which is the actuarial equivalent, at the date of determination of the Accrued Benefit, of that portion of the Executive's account balances attributable to contributions by the Corporation to any and all qualified defined contribution plans maintained by the Corporation; and

         (4) the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, attributable to contributions by the Corporation (but not any amounts attributable to deferrals or contributions by the Executive) from any other qualified or non-qualified retirement plan or agreement maintained or entered into by the Corporation.

SECTION 2.4 OPTIONAL FORMS OF PAYMENT. In lieu of the fifteen-year certain payments described in Section 2.1 above (payments made over a fifteen-year period as described in Section 2.1 above are hereinafter referred to as payments made in the "Normal Form"), or whenever an Accrued Benefit is payable under this Agreement, the Executive may elect, at any time prior to the calendar year in which payments are to begin, an optional form of payment which shall be the actuarial equivalent of payments that would otherwise be made in the Normal Form, and which shall be (x) any optional form which is made available to the Executive under the terms of the Pension Plan or (y) a single lump sum payment.

SECTION 2.5 VESTING. The Executive, having completed more than five (5) years of employment with the Corporation, has a vested interest in the Accrued Benefit payable under this Agreement.


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                                  ARTICLE THREE

SECTION 3.1 BENEFICIARY. In the event of the death of the Executive, any payments to be made hereunder after the date of his death ("Remaining Payments") shall be made to the Executive's Beneficiary, as defined below, and in such case all references to "Executive" herein shall, where applicable, apply to the Beneficiary. The Executive may name one or more beneficiaries (each, a "Beneficiary") in writing to the Corporation. If no Beneficiary is so named or if no named Beneficiary is living at the time a payment is due, that payment and all subsequent payments shall be made, when otherwise due, to the Executive's estate, which shall be the "Beneficiary" for purposes of this Agreement.

                                  ARTICLE FOUR

SECTION 4.1 DISABILITY PRIOR TO RETIREMENT. No disability benefits will be paid under this Agreement. If the Executive's employment is terminated or suspended by reason of mental or physical disability, disability benefits may be paid to the Executive pursuant to insurance provided by the Corporation pursuant to a separate policy, plan or agreement. Upon the later of (x) termination of any such other disability benefits or (y) the Normal Retirement Date, payment to the Executive of his Accrued Benefit (determined as of the date of disability) shall commence and such payment shall be made in the form provided in Section 2.4. If, following termination or suspension of the Executive's employment by reason of disability, the Executive resumes employment with the Corporation in the position he held immediately prior to the onset of disability, this Agreement shall continue in full force and effect as if no such disability or termination or suspension of employment had occurred. For the purposes of the numerator of the fractions in Sections 2.1 and 2.3, the Executive's period of disability shall be treated as a period of employment with the Corporation.


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                                  ARTICLE FIVE

SECTION 5.1 TERMINATION OF EMPLOYMENT PRIOR TO NORMAL RETIREMENT DATE. If the Executive's employment with the Corporation is terminated prior to the Normal Retirement Date for any reason, the Executive shall be entitled to benefits in the amount of the Accrued Benefit determined as of the date of termination of his employment ("Early Retirement Benefits") payable (x) in the Normal Form commencing at the Normal Retirement Date or (y) to the extent so elected by the Executive, in any other form permitted under Section 2.4 and commencing at such other time as may be permitted under Section 5.2 below, subject to such adjustment as may be provided under Section 5.2 below.

SECTION 5.2 EARLY PAYMENT. By written notice to the Company, the Executive may elect to have the Corporation commence payment of Early Retirement Benefits at any time after the Executive has both attained age fifty-five (55) and terminated employment with the Corporation or at any earlier time for commencement as the Corporation, in its discretion, may approve. Early Retirement Benefits shall be in the amount(s) determined in accordance with
Section 5.1, but further reduced (1) by one-quarter of one percent (.25%) per month for each month or partial month (up to sixty (60)) between the date of commencement of Early Retirement Benefits and the Executive's sixty-fifth (65th) birthday and (2) by one-half of one percent (.50%) per month for each month or partial month between the date of commencement of Early Retirement Benefits and the date of the Executive's sixtieth (60th) birthday.

SECTION 5.3 PAYMENT. Benefits payable under this Article Five shall be paid in the Normal Form or in any other manner elected by the Executive and permitted under Section 2.4.

SECTION 5.4 FORFEITURE. Notwithstanding anything to the contrary herein, benefits under this Agreement shall be forfeited and all rights of the Executive and his Beneficiary shall become


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null and void if the Executive's employment is terminated for Cause. For the purposes of this Section 5.4, the term "Cause" shall have the meaning given such term in the William J. Ryan Severance Agreement dated January 1, 2000.

                                   ARTICLE SIX

SECTION 6.1 ASSIGNMENT . No right to payment of any amount under this Agreement may be assigned, pledged, or encumbered, nor shall any such right or other interest in amounts payable under this Agreement be subject to any attachment, garnishment, execution or other legal process.

                                  ARTICLE SEVEN

SECTION 7.1 PARTICIPATION IN OTHER PLANS. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or any other employee plan or plans which the Corporation may have or hereafter have.

SECTION 7.2 ALTERNATIVE BENEFIT UNDER THE SERP PLAN. Without limiting the foregoing, and notwithstanding anything to the contrary in the Banknorth Group, Inc. Supplemental Retirement Plan (as the same may be amended, restated, otherwise modified or replaced, the "SERP Plan"), including, without limitation, Article Three thereof, if on the date that benefits become payable under this Agreement, the actuarial equivalent of the aggregate amount of the benefits payable to the Executive under the terms of this Agreement is less than the actuarial equivalent of the aggregate amount of the benefits to which the Executive would be entitled under the SERP Plan if he were a "Participant" (as defined in the SERP Plan) in the SERP Plan (such amount, the "Alternative Benefit"), the Executive shall be entitled to benefits payable in accordance with the


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terms of this Agreement but in an aggregate amount equal to the actuarial equivalent of the Alternative Benefit instead of in an aggregate benefit amount determined under this Agreement.

                                  ARTICLE EIGHT

SECTION 8.1 FUNDING. The Corporation shall have the right, in its discretion, at any time and from time to time to insure or otherwise provide for the obligations of the Corporation under this Agreement or to refrain from same, and to determine the extent, nature and method thereof, including the establishment of one or more trusts. Should the Corporation elect to insure this Agreement, in whole or in part, through the medium of insurance or annuities, or both, the Corporation shall be the owner and beneficiary of the policy. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of any such trust or escrow arrangement, including, without limitation, any insurance or annuity or other contracts or proceeds therefrom. No such policy, contract or other asset shall in any way be considered to be security for the performance of the Corporation's obligations under this Agreement. The Executive agrees that, if the Corporation purchases a life insurance or annuity policy on his life, he will sign any papers that may be required for that purpose and undergo any medical examination or tests which may be necessary, and otherwise reasonably cooperate with the Corporation in its efforts to secure any such policy.

SECTION 8.2. NO TRUST. Nothing herein and no action taken pursuant hereto shall create or be deemed to create any trust or fiduciary relationship between the Corporation and the Executive, his Beneficiary, or any other person.

                                  ARTICLE NINE

SECTION 9.1 REORGANIZATION. The Corporation shall not merge with or consolidate into or with another corporation or other entity, or reorganize, or sell substantially all of its assets to


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another corporation, firm, or person unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of any such merger, consolidation, reorganization, or sale, the term "Corporation" as used in this Agreement shall be deemed to refer to such successor, assignee, or survivor or successor Corporation, firm or person.

                                   ARTICLE TEN

SECTION 10.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Executive and his Beneficiary and the Corporation and any successor organization which shall succeed to substantially all of its assets and business without regard to the form of such succession.

SECTION 10.2 CORPORATION. As used in this Agreement, the term "Corporation" shall mean Banknorth Group, Inc., and any entity that from time to time is aggregated with Banknorth Group, Inc., its successors and assigns, under Sections 414(b), 414(c), 414(m), 414(n) or 414(o) of the Internal Revenue Code of 1986, as amended. For the purpose of determining the Executive's period of employment with the Corporation as required hereunder, the term "Corporation" shall also include any predecessor of the Corporation.

                                 ARTICLE ELEVEN

SECTION 11.1. COMMUNICATIONS. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused if sent by hand during regular business hours, (ii) three (3) business days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested, (iii) on the next business day when sent by reputable overnight express mail service that provides tracing and proof of receipt or refusal of items mailed, or (iv) when received by the


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addressee if by telecopier transmission addressed to the Corporation or
Executive, as the case may be, at the address or addresses set forth below or such other addresses as the parties may designate in a notice given in accordance with this Section.

To the Corporation:

                  Banknorth Group, Inc.
                  Two Portland Square
                  Portland, ME 04112

To the Executive:

                  William J. Ryan
                  6 Hemlock Drive
                  Cumberland Center, ME 04021

                                 ARTICLE TWELVE

         12.1 CLAIMS PROCEDURE GENERALLY. Any claim for benefits under this Agreement ("Claim") shall be made by written notice (x) describing the basis for the Claim and (y) submitted to the Corporation within six months after the date on which such benefit is claimed to have been due. Within sixty (60) days after its receipt of a Claim, the Corporation shall respond to the Executive (or, if applicable, Beneficiary) by written notice of its determination to approve or deny the same, which notice, in the case of any denial, shall further set forth in reasonable detail the basis for denial, specific reference to the Plan provisions on which the denial is based, steps to be taken to have the denial reviewed and, if applicable, a description of any additional material needed to be provided by the Executive. The Executive may, in his discretion, elect to treat any failure of the Corporation to respond to a Claim within the time period set forth above as denial.

SECTION 12.2 REVIEW. If a Claim is denied, the Executive may obtain a review of the denial by written request for review (x) describing the basis for his determination that denial was


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erroneous and (y) submitted to the Corporation within sixty (60) days after the date of denial or deemed denial of the Claim pursuant to Section 12.1 above, as applicable. Within sixty days (60) following the Corporation's receipt of a request for review, the Corporation shall review the Claim (together with any supporting documents or other written materials reasonably related to the request and submitted therewith) and give the Executive written notice of its determination to approve or deny the same, which notice, in the case of any denial, shall further set forth in reasonable detail the basis for denial. No determination of the Corporation shall be deemed to preclude further action by the Executive (or, if applicable, Beneficiary) with respect to the Claim.

                                ARTICLE THIRTEEN

SECTION 13.1 WITHHOLDING. The Corporation shall be entitled to withhold from payment of benefits hereunder any federal, state or local withholding or other taxes, or charge from time to time required to be withheld.

                                ARTICLE FOURTEEN

SECTION 14.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior agreements written or oral with respect to its subject matter. This Agreement may be amended only by a written agreement signed by the parties hereto.

SECTION 14.2 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maine.

SECTION 14.3 SEVERABILITY. Each provision of this Agreement is intended to be severable and the invalidity, illegality, or unenforceability of any portion of this Agreement shall not affect the validity, legality, and enforceability of the remainder.


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         IN WITNESS WHEREOF, the Corporation and the Executive have caused this
Agreement to be executed as an instrument under Seal as of the date and year first above written.

                                        BANKNORTH GROUP, INC., f/k/a
                                        PEOPLES HERITAGE FINANCIAL
                                        GROUP, INC.



                                        By:
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Witness                                       Cynthia H. Hamilton, EVP



------------------------------------       ---------------------------------
Witness                                    William J. Ryan









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